Exhibit 99.1

November 2021

Presentation Script and Slides

The following script should be read in conjunction with the accompanying slide presentation, which contains, among other information, source data for certain information set forth in the script.

Thank you for joining us.

Over the past 10 years, we’ve built XPO into one of the world’s leading providers of supply chain services. The August 2, 2021 spin-off of our logistics segment simplified our business and positioned us for significant growth as a pure-play freight transportation company.

In the third quarter, our growth continued to outpace expectations. We reported the highest revenue of any quarter in our history, along with a solid beat on the bottom line. Our truck brokerage business had another phenomenal quarter, while our less-than-truckload results were mixed, with some deterioration in our operating ratio despite higher revenue and yield. In our discussion below, we cover some components of the near-term and strategic actions we’re taking in North American LTL.

Company-wide, our 42,000 employees currently serve more than 50,000 customers across 756 locations. Our two core lines of business — less-than-truckload (LTL) and truck brokerage — generate the vast majority of our revenue and more than 90% of our operating income. We believe that each of these businesses has strong competitive advantages tailored to the opportunities in their respective addressable markets.

Our core LTL and truck brokerage businesses are both high-ROIC businesses that are capitalizing on a combination of macro trends, secular industry tailwinds and company-specific initiatives to drive revenue and profit growth.

•	Exposure to fast-growing verticals: We have outsized exposure to verticals such as
e-commerce that are growing much faster than the overall market, and to the rapidly recovering industrial sector. As a leading provider of road freight capacity, our services are critically important to shippers and to their end-markets.

•	Industry leader in technology: Our first-mover advantage as an industry innovator is rooted in the more than $3 billion we’ve spent on technology since 2011. We have XPO-specific initiatives that are delivering growth and expanding our margins, positioning our company to thrive across market cycles. Most of these initiatives are managed within our digital ecosystem, where our brokerage platform also resides.

•	Scale benefits: Our scale in both LTL and brokerage is important to customers and gives us the ability to drive significant operating leverage, benefit from purchasing power and continue to innovate.

•	Disciplined capital allocation and commitment to investment grade: We have a long history of generating a strong return on capital — for the trailing 12 months ended September 30, 2021, our ROIC for the full company was 33%. Our EBITDA growth and strong free cash flow support our continued investments in the business and our deleveraging toward our target leverage of 1.0x to 2.0x by the first half of 2023. This is a key step in our process to achieve an investment-grade credit rating.

•	Enviable record of superior shareholder value creation: In the last decade, XPO was the 7th best-performing stock on the Fortune 500, according to Bloomberg market data.

•	Strong culture: Our secret sauce has always been the world-class people we attract to XPO — not just our senior executives, but also the thousands of other professionals who contribute to our performance while representing our values.

XPO is a top-three provider in two highly compelling freight transportation sectors with vast, fragmented markets and growing penetration.

While we hold leading positions in LTL and truck brokerage in North America, our market share in each sector is in the single digits. We have approximately 8% share of the $42 billion LTL market, and 3% share of the truck brokerage market. Truck brokerage is a $64 billion market in North America, with about $296 billion of additional truckload spend that could be going through brokers. We view this huge truckload opportunity as a fertile environment for market share growth in our business.

In Europe, we serve many renowned customers and hold leading positions in key geographies. We’re the #1 truck broker in France and Iberia (Spain / Portugal), the #3 truck broker in the UK, #1 LTL provider in France and Iberia, and we have #1 single-owner LTL network in the UK.

Less-Than-Truckload (LTL)

Our North American LTL segment is asset-based. We provide customers with geographic density and day-definite regional, inter-regional and transcontinental freight services with one of the industry’s largest networks of tractors, trailers, professional drivers and terminals. Our services include cross-border US freight movements to and from Mexico and Canada, as well as intra-Canada service.

The key factors driving growth and margin expansion in our LTL business are:

•	Critical capacity and national lane density, supported by 291 terminals in North America, with large economies of scale. Our LTL business represents over three decades of investment, with network coverage of approximately 99% of all US zip codes and key routes in Canada. In October, we opened the second largest LTL terminal in our network in Chicago Heights: 264 doors and 150,000 square feet of facility space. Our 12,000 professional XPO truck drivers are particularly valued by our customers, as the pervasive driver shortage is predicted to continue;

•	A company-specific action plan to enhance our LTL network in North America and drive growth. We’ve taken a number of actions to enhance network efficiencies, and we have longer-term strategic actions underway. Together, these include:

—	Improving network flow with selective freight embargoes, with the cost embedded in our 2021 guidance;

—	Driving pricing by pulling the January 2022 General Rate Increase forward to November, and instituting accessorial charges for detained trailers, oversized freight and special handling;

—	Expanding the 2022 graduate count at our US driver training schools to more than double the nearly 800 graduates we’ll have in 2021;

—	Significantly increasing production capacity at our trailer manufacturing facility in Arkansas, with the expectation of nearly doubling the year-over-year number of units produced in 2022; and

—	Importantly, allocating capital to expand our North American LTL door count by 900 doors, or approximately 6%, over the next 12 to 24 months to improve network-wide operating efficiency and support future revenue growth.

•	Significant opportunities to leverage our LTL technology to improve profitability beyond the sizable margin gains we’ve already achieved. Our proprietary technology underpins the improvements in our yield, and it’s helped us improve our adjusted operating margin by nearly 1,000 basis points since 2015;

•	Favorable industry fundamentals, including limited commoditization, firm pricing dynamics in North America, rising industrial demand and the continued growth of e-commerce, which is driving smaller, more frequent shipments; and

•	Over 30 years’ experience and deep relationships with tens of thousands of customers and providers.

This is a business with a high return on invested capital that supports continuing investments in network density, fleet and technology. We more than doubled our adjusted EBITDA in North American LTL four years after acquiring this business in 2015, and we’re targeting at least $1 billion of adjusted EBITDA in LTL in 2022. Long-term, we have plans in place to improve our LTL margin by hundreds of additional basis points.

Our LTL team is laser-focused on the importance of delivering on-time, damage-free service at scale. Using a modern fleet equipped with safety technologies, we delivered approximately
13 million shipments during the 12 months ended September 30, 2021. We benefit from relationships with over 25,000 LTL customers in North America alone, primarily local accounts, and we’re further diversifying our base by selling our LTL services across more verticals.

Our tech focus in LTL is on continuously improving our margin as we grow our revenue. We do this by optimizing components of the service we provide —primarily pricing, linehaul, dock productivity and pickup-and-delivery routing. For example, we use intelligent route-building to move LTL freight across North America, increasing the utilization of our linehaul fleet and optimizing our load factor. We’re also investing development resources in improving our ability to price in a dynamic market by adjusting for lane conditions. And, we deployed XPO Smart™ workforce planning tools in our yard and dock operations to enhance productivity.

In Europe, we utilize a blend of fleet operations determined by geography. This includes asset-based (XPO-owned) and asset-light (contracted carrier) capacity, supported by a network of terminals. We have approximately 100 LTL locations serving countries across Europe.

Truck Brokerage

We have a long track-record of significant outperformance in truck brokerage, which is a subset of our company’s Brokerage and Other Services segment. From 2013 through 2020, our revenue CAGR in North American truck brokerage was 23% — more than three times the industry revenue CAGR of 7%. And, our 32% load growth this year through September 30 has sharply outperformed the industry average.

Our brokerage business is an agile, non-asset model that generates high ROIC and free cash flow conversion. It has a variable labor structure that lets us reduce costs when demand is soft and deploy additional resources to find trucks as demand returns. Essentially, shippers create the demand and we place their freight with qualified carriers that supply the capacity. This service is priced on either a spot or contract basis.

Our growth in truck brokerage continues to be propelled by our massive capacity, cutting-edge technology and favorable industry tailwinds:

•	Our network of over 90,000 independent carriers represents more than a million trucks, serving high demand for truckload capacity, notably in the e-commerce and omnichannel retail sectors. As more and more shippers outsource their capacity needs to brokers, they increasingly prefer brokers like XPO that offer digital capabilities;

•	Our proprietary pricing technology and XPO Connect® digital platform unlock incremental revenue and profit well beyond current levels, and capture profitable opportunities. By continually improving the brokerage experience through automation, we’re achieving significant volume growth while expanding our margin;

•	Our blue-chip customer base is very sticky — the average tenure of our top 10 customers is about 13 years, with low concentration risk, providing a large opportunity to grow wallet share and leverage our expertise in key verticals;

•	We have a significant opportunity to increase our market penetration — while we’re the second-largest brokerage provider globally, we currently have just 3% share in North America, our primary region; and

•	Our team has been together for many years — they’ve successfully piloted the business to a position of strength, where it’s large enough to satisfy the needs of any customer and nimble enough to pivot rapidly in dynamic environments.

Our Brokerage and Other Services segment also includes exposure to one of the fastest-growing brokerage subsectors — our asset-light last mile logistics service for the home delivery of heavy goods. This business is benefitting from the consumer trend toward purchasing large products through e-commerce, omnichannel retail and direct-to-consumer channels.

XPO is the largest provider of last mile logistics for heavy goods in North America, with a rapidly growing last mile presence in Europe. The service levels required for heavy goods delivery are considerably higher than for parcel, and our stellar service metrics have helped cement our industry-leading position — for example, in the third quarter, we only had one claim out of every 612 North American deliveries.

XPO Is the Industry’s Original Disruptor

A decade after making our first technology investment in 2011, we’re now reaping the rewards of more than $3 billion spent on technology, including innovating how goods move through supply chains. Our industry is evolving, and customers want to de-risk their supply chains with more automation and better visibility. We believe we’re well-positioned to satisfy these demands, as evidenced by the rapid adoption of our technology platform.

We use technology to increase our ROIC and enhance our competitive advantages in freight transportation. It also makes the most of the talent and assets within our organization. Our cloud-based platform speeds the deployment of new ways to increase efficiency, control costs and leverage our footprint.

Even given the many gains we’ve realized, we believe the greatest benefits from our technology lie ahead in the form of additional revenue and profit growth. The most significant impacts to date are in the following areas. All are proprietary to XPO:

XPO Connect® and Freight Optimizer

XPO envisioned demand for a fully automated, cloud-based digital platform for transportation procurement a decade ago. XPO Connect® encompasses our Freight Optimizer system, shipper interface, pricing engine, carrier interface and our Drive XPO® mobile app for carriers. When our customers have truckload freight to move, XPO Connect® locates the optimal transportation provider based on a number of parameters, including price, market conditions, equipment, carrier profile and load profile.

Our investment in digitization is making our brokerage business much more efficient and reducing our costs. We can capture share by elevating customer service without large increases in headcount. From the third quarter of 2016 to the third quarter of 2021, we grew our brokerage load count at more than twice the rate of headcount. Today, approximately 60% of our brokerage orders are created digitally via EDI, APIs and customers directly on XPO Connect®, without the assistance of an XPO employee.

The rapid adoption of XPO Connect® by both shippers and carriers is accelerating our revenue and margin expansion and contributing to our above-market performance. In the third quarter of 2021, cumulative customer accounts registered on the platform were more than three times higher than one year ago.

Drive XPO®

Truck drivers can access XPO Connect® from the road through our proprietary mobile app, Drive XPO®. The app connects carriers to shippers with the capability for fully automated transactions, tracks freight during transit and includes intuitive tools for finding, bidding and booking loads. It gives XPO’s customers direct digital access to the capacity they need, regardless of market conditions.

Drive XPO® is a resounding success. Over 550,000 truck drivers have downloaded the mobile app to date — that’s nearly three times the cumulative downloads of a year ago.

XPO Smart™

Some of our ongoing margin improvement in LTL will come from XPO Smart™, our proprietary suite of workforce planning tools for productivity improvement in LTL dock operations. Our smart analytics “learn” the operations site by site and can forecast how a decision today could affect productivity in a future period. XPO Smart™ had an immediate impact that should gain further traction when the labor market settles down.

While each application of our technology delivers its own benefits, there can be a strong synergistic effect on our LTL business as a whole. For example, when we optimize truck routes, that benefits asset utilization, driver utilization and customer service, and reduces our carbon footprint.

Our technology is also contributing to the positive trajectory of our yield — a metric we’ve improved every year since acquiring our LTL operation in 2015. In the third quarter, our yield excluding fuel was up 6% year-over-year.

A Culture with Purpose

XPO’s strong culture puts the safety of our people first in all aspects of the workplace. Our culture is about being respectful, entrepreneurial, innovative and inclusive. It's about having compassion, being honest and respecting diverse points of view, while operating as a cohesive team. We foster both physical and emotional safety at work, with robust ethical guidelines that clearly define prohibited behavior, such as harassment, dishonesty, discrimination, workplace violence, bullying, conflicts of interest, insider trading and human trafficking.

In 2020, we created the position of Chief Diversity Officer to lead our DE&I initiatives. We also reinforce the importance of diversity through open-door management, the XPO University training curriculum, our Workplace virtual community, and equal opportunity hiring and promotion policies.

Our Pregnancy Care Policy is a gold standard not just for our industry, but for any industry. Any employee of XPO, female or male, who becomes a new parent through birth or adoption can qualify for six weeks of 100% paid leave as the infant's primary caregiver, or two weeks paid leave as the secondary caregiver. In addition, women receive up to 10 days or 80 hours of 100% paid prenatal leave for health and wellness and other preparations for the child's arrival.

Our women employees can request pregnancy accommodations without fear of discrimination. This includes "automatic yes" accommodations, such as changes to work schedules and the timing or frequency of breaks, or assistance with certain tasks. More extensive accommodations are easily determined with input from a doctor. Furthermore, we guarantee that a woman will continue to be paid her regular base wage rate while her pregnancy accommodations are in effect, even if her duties need to be adjusted, and she will remain eligible for wage increases while receiving alternate work arrangements.

We also partnered with a leading healthcare network for women and families to offer supplemental health services from over 1,400 practitioners in 20 specialties via a virtual clinic. In total, more than 30 quality benefits are available to XPO women and families in the US. These include fertility services, prenatal and postpartum care, paid family bonding, and a return-to-work program.

We support diverse causes important to our employees, such as Soles4Souls, Girls With Impact, and Workfit programs for differently-abled people. This year, we’re proud to be the official transportation partner for the Susan G. Komen 3-Day Walks®.

Environmental Sustainability

Our entire business model is based on transporting freight as efficiently as possible, which helps our customers and our company meet ESG goals. XPO Connect® can improve the carbon footprint of customer supply chains by reducing empty miles, while our LTL business maintains a modern fleet, optimizes routes and trains our drivers in eco-friendly techniques.

In the US, XPO has been named a Top 75 Green Supply Chain Partner by Inbound Logistics for six consecutive years. We’ve made substantial investments in fuel-efficient Freightliner Cascadia tractors for our LTL business in North America; these use EPA 2013-compliant and Greenhouse Gas 2014-compliant selective catalytic reduction (SCR) technology. Our North American LTL locations have energy-saving policies in place and are implementing a phased upgrade to LED lighting.

Our modern road fleet in Europe is over 90% compliant with Euro VI standards. We also own over 250 natural gas trucks operating in France, the UK, Spain and Portugal, including 80 tractors we purchased in 2020 that use liquified natural gas (LNG). In Spain, we own government-approved mega-trucks to transport freight with fewer trips, and recently added the first fully electric truck to our Spanish fleet — it operates with zero direct CO2 emissions and zero fine particle pollution. We have other last mile operations in Europe that use electric vans for deliveries in certain urban areas, reducing those emissions to zero as well.

The development of our culture will continue to be a steady march forward, as it has since our founding in 2011. Our XPO Sustainability Report provides details of our global progress in key areas, including safety, employee engagement, diversity and inclusion, ethics and compliance, environmental protection and governance. The current report is for the combined company in 2020 (pre-spin-off) and can be downloaded from https://sustainability.xpo.com.

Third Quarter 2021 Financial Highlights1

Highlights of our third quarter 2021 financial performance are:

•	$3.27 billion of revenue, compared with $2.68 billion in Q3 2020

•	$112 million of operating income

•	$175 million of adjusted operating income

•	$21 million of net income[2]

•	$0.19 diluted earnings per share[3]

•	$109 million of adjusted net income[2]

•	$0.94 adjusted diluted earnings per share[3]

•	$307 million of adjusted EBITDA, compared with $268 million in Q3 2020

Full Year 2021 Updated Guidance

On November 2, we updated our full year 2021 financial targets, including a raise in fourth quarter adjusted EBITDA. The following pro forma targets have been calculated as if the August 2021 spin-off of our logistics segment had been completed on January 1, 2021. Guidance assumes 116 million diluted shares outstanding as of year-end, and assumes current macroeconomic trends continue and labor and equipment shortages don’t worsen.

•	Adjusted EBITDA of $300 million to $305 million generated in the fourth quarter, implying $1.228 billion to $1.233 billion of adjusted EBITDA for the full year, which increases the midpoint of the updated full year guidance to $1.231 billion — $16 million higher than the prior midpoint;

•	Depreciation and amortization of $390 million to $395 million, excluding approximately $95 million of acquisition-related amortization expense, from a prior target of $385 million to $395 million;

•	Interest expense[4] of approximately $200 million, unchanged;

•	Effective tax rate of 24% to 26%, from a prior target of 23% to 25%;

•	Adjusted diluted EPS[5] of $4.15 to $4.25, from a prior target of $4.00 to 4.30;

[1]	Reconciliations of non-GAAP financial measures used in this document are provided in the accompanying slide presentation
[2]	Net income from continuing operations attributable to common shareholders
[3]	Diluted earnings from continuing operations per share; assumes 116 million diluted shares outstanding
[4]	Interest expense presented on a pro forma basis; 2021 interest expense expected to be approximately $230 million
[5]	Adjusted diluted EPS, assuming reported interest expense of approximately $230 million, would be a range of $4.00 to $4.05

•	Net capital expenditures of $250 million to $275 million, unchanged; and

•	Free cash flow of $425 million to $475 million, from a prior target of $400 million to $450 million.

Balance Sheet and Liquidity

On September 30, 2021, we had over $1.2 billion of total liquidity. Our net leverage was 2.8x, calculated as net debt of $3.3 billion divided by adjusted EBITDA of $1.2 billion for the trailing 12 months ended September 30. We’re committed to deleveraging to a target net leverage ratio of 1.0x to 2.0x by the first half of 2023.

In Conclusion

We’re continuing to execute extremely well, and we remain intensely committed to continuous improvement. Our disciplined focus on operational excellence is a major reason why more than two-thirds of Fortune 100 companies trust XPO with their most important asset — their reputation.

In August we spun off our logistics segment as GXO, and in September we celebrated an exhilarating first decade in business. We look back on the first 10 years of XPO with a great deal of pride. In 2016, we made the Fortune 500 list for the first time, and one year later, XPO was named the fastest-growing transportation company on the list. In 2018, Fortune named us to their Fortune Future 50 list. Gartner has ranked us as a Magic Quadrant 3PL leader for four consecutive years. Forbes ranked us as the top-performing US company on the Global 2000 and one of the best employers in the US.

In February, Fortune named us one of the World's Most Admired Companies for the fourth consecutive year. The Financial Times has honored us as a European Diversity Leader. We’ve been recognized for our commitment to gender diversity at the board level by 2020 Women on Boards, and as a top company for women to work for by the Women in Trucking Association. Newsweek ranked us in the top 100 of America's most responsible companies, and Statista named us one of the most socially responsible companies in France. In the UK, XPO was voted one of Glassdoor’s top three best places to work. We thank our employees for creating the culture that has led to these recognitions.

When world-class companies show confidence in XPO, we know we’re delivering the quality our customers expect. The awards we receive from Dow, Ford, Intel, GM, Nissan, Nordstrom, Owens Corning, Raytheon, The Home Depot, Ulta Beauty, Whirlpool and others are the ultimate proof of our commitment to continuous improvement.

We believe that XPO’s industry leadership, technology advantage and deep bench of expertise equip our operations to continue to outperform the competition, and our business model excels at delivering strong growth at both the top and bottom lines. We’re confident that investors will recognize the full value of the company we’ve built and the significant opportunity we have to continue to drive outsized returns.

Thank you for your interest!

Non-GAAP Financial Measures

As required by the rules of the Securities and Exchange Commission (“SEC”), we provide reconciliations of the non-GAAP financial measures contained in this document to the most directly comparable measure under GAAP or a pro forma measure prepared and presented in accordance with Article 11 of Regulation S-X, as applicable, which reconciliations are set forth in the financial tables attached to the accompanying slide presentation.

This document contains the following non-GAAP financial measures: adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”) (including and excluding gains on real estate transactions) on a consolidated basis for the three and nine months ended September 30, 2021 and September 30, 2020; adjusted EBITDA for the trailing twelve months ended September 30, 2021 and twelve months ended December 31, 2020; adjusted EBITDA margin (including and excluding gains on real estate transactions) on a consolidated basis for the three and nine months ended September 30, 2021 and September 30, 2020; adjusted net income from continuing operations attributable to common shareholders and adjusted diluted earnings from continuing operations per share (“adjusted EPS”) on a consolidated basis for the three months and nine months ended September 30, 2021 and September 30, 2020; adjusted operating income on a consolidated basis for the three months ended September 30, 2021 and 2020; free cash flows for the three and nine months ended September 30, 2021 and September 30, 2020; adjusted operating income, adjusted operating ratio, adjusted EBITDA (including and excluding gains on real estate transactions) and adjusted EBITDA margin (including and excluding gains on real estate transactions) for our North American less-than-truckload for the trailing twelve months ended September 30, 2021, the three and nine months ended September 30, 2021 and September 30, 2020, and the years ended December 31, 2020, 2019, 2018, 2017, 2016 and 2015; return on invested capital (ROIC) on a consolidated basis for the trailing twelve months ended September 30, 2021; net revenue for North American truck brokerage for the three months ended September 30, 2021 and 2020; net leverage and net debt as of September 30, 2021.

We believe that the above adjusted financial measures facilitate analysis of our ongoing business operations because they exclude items that may not be reflective of, or are unrelated to, XPO and its business segments’ core operating performance, and may assist investors with comparisons to prior periods and assessing trends in our underlying businesses. Other companies may calculate these non-GAAP financial measures differently, and therefore our measures may not be comparable to similarly titled measures of other companies. These non-GAAP financial measures should only be used as supplemental measures of our operating performance.

Adjusted EBITDA, adjusted net income from continuing operations attributable to common shareholders and adjusted EPS include adjustments for transaction and integration costs, as well as restructuring costs, litigation settlements and other adjustments as set forth in the attached tables. Transaction and integration adjustments are generally incremental costs that result from an actual or planned acquisition, divestiture or spin-off and may include transaction costs, consulting fees, retention awards, and internal salaries and wages (to the extent the individuals are assigned full-time to integration and transformation activities) and certain costs related to integrating and converging IT systems. Restructuring costs primarily relate to severance costs associated with business optimization initiatives. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and evaluating XPO’s and each business segment’s ongoing performance.

We believe that free cash flow is an important measure of our ability to repay maturing debt or fund other uses of capital that we believe will enhance stockholder value. We calculate free cash flow as net cash provided by operating activities from continuing operations, less payment for purchases of property and equipment plus proceeds from sale of property and equipment. We believe that adjusted EBITDA and adjusted EBITDA margin improve comparability from period to period by removing the impact of our capital structure (interest and financing expenses), asset base (depreciation and amortization), litigation settlements, tax impacts and other adjustments as set out in the attached tables that management has determined are not reflective of core operating activities and thereby assist investors with assessing trends in our underlying businesses. We believe that adjusted net income from continuing operations attributable to common shareholders and adjusted EPS improve the comparability of our operating results from period to period by removing the impact of certain costs and gains that management has determined are not reflective of our core operating activities, including amortization of acquisition-related intangible assets, litigation settlements and other adjustments as set out in the attached tables. We believe that net revenue improves the comparability of our operating results from period to period by removing the cost of transportation and services, in particular the cost of fuel, incurred in the reporting period as set out in the attached tables. We believe that adjusted operating income and adjusted operating ratio improve the comparability of our operating results from period to period by (i) removing the impact of certain transaction and integration costs and restructuring costs, as well as amortization expenses and litigation settlements and (ii) including the impact of pension income incurred in the reporting period as set out in the attached tables. We believe that return on invested capital (ROIC) is an important metric as it measures how effectively we deploy our capital base. ROIC is calculated as net operating profit after tax (NOPAT) for the trailing twelve months ended September 30, 2021 divided by invested capital as of September 30, 2021. NOPAT is calculated as adjusted EBITDA less depreciation expense, real estate gains and cash taxes plus operating lease interest. Invested capital is calculated as equity plus debt and operating lease liabilities less cash and goodwill and intangibles. We believe that net leverage and net debt are important measures of our overall liquidity position and are calculated by removing cash and cash equivalents from our reported total debt and reporting net debt as a ratio of our last twelve-month reported adjusted EBITDA.

With respect to our financial targets for full year pro forma 2021 adjusted EBITDA, adjusted diluted EPS and free cash flow and fourth quarter 2021 adjusted EBITDA, a reconciliation of these non-GAAP measures to the corresponding GAAP measures is not available without unreasonable effort due to the variability and complexity of the reconciling items described above that we exclude from these non-GAAP target measures. The variability of these items may have a significant impact on our future GAAP financial results and, as a result, we are unable to prepare the forward-looking statement of income and statement of cash flows prepared in accordance with GAAP that would be required to produce such a reconciliation.

Forward-looking Statements

This document includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including our full year pro forma 2021 financial targets for adjusted EBITDA, depreciation and amortization (excluding acquisition-related amortization expense), interest expense, effective tax rate, adjusted diluted EPS, net capital expenditures and free cash flow; our fourth quarter 2021 financial target for adjusted EBITDA; our plans to improve our LTL margin; our future revenue and profit growth; our financial target of net leverage ratio by the first half of 2023; our 2022 financial target of at least $1 billion of North American LTL adjusted EBITDA; and XPO’s plan to pursue an investment-grade credit rating. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target,” “trajectory” or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances.

These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause or contribute to a material difference include the risks discussed in our filings with the SEC and the following: economic conditions generally; the severity, magnitude, duration and aftereffects of the COVID-19 pandemic, including supply chain disruptions due to plant and port shutdowns and transportation delays, the global shortage of certain components such as semiconductor chips, strains on production or extraction of raw materials, cost inflation and labor and equipment shortages, which may lower levels of service, including the timeliness, productivity and quality of service, and government responses to these factors; our ability to align our investments in capital assets, including equipment, service centers and warehouses, to our customers’ demands; our ability to implement our cost and revenue initiatives; our ability to successfully integrate and realize anticipated synergies, cost savings and profit improvement opportunities with respect to acquired companies; matters related to our intellectual property rights; fluctuations in currency exchange rates; fuel price and fuel surcharge changes; natural disasters, terrorist attacks or similar incidents; risks and uncertainties regarding the expected benefits of the spin-off of our logistics segment; the impact of the spin-off on the size and business diversity of our company; the ability of the spin-off to qualify for tax-free treatment for U.S. federal income tax purposes; our ability to develop and implement suitable information technology systems and prevent failures in or breaches of such systems; our substantial indebtedness; our ability to raise debt and equity capital; fluctuations in fixed and floating interest rates; our ability to maintain positive relationships with our network of third-party transportation providers; our ability to attract and retain qualified drivers; labor matters, including our ability to manage our subcontractors, and risks associated with labor disputes at our customers and efforts by labor organizations to organize our employees; litigation, including litigation related to alleged misclassification of independent contractors and securities class actions; risks associated with our self-insured claims; risks associated with defined benefit plans for our current and former employees; and governmental regulation, including trade compliance laws, as well as changes in international trade policies and tax regimes; governmental or political actions, including the United Kingdom’s exit from the European Union; and competition and pricing pressures.

All forward-looking statements set forth in this document are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or our business or operations. Forward-looking statements set forth in this document speak only as of the date hereof, and we do not undertake any obligation to update forward-looking statements to reflect subsequent events or circumstances, changes in expectations or the occurrence of unanticipated events, except to the extent required by law.